EXHIBIT 99.1

   MEDIA CONTACT: KEKST & CO.                         STILWELL
      Robert Siegfried (212-521-4832)                 FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 MAIN STREET, 21ST Floor
                                                    Kansas City, Missouri  64105

INVESTORS CONTACT:                                              NYSE SYMBOL:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO

  Joseph D. Monello (816-218-2411)         Release No. 2000-04   October 2, 2000
    Vice President and COO

                                 {NEWS RELEASE}

                             STILWELL FINANCIAL INC.

                       REPORTS ASSETS UNDER MANAGEMENT AND

                   ANNOUNCES EARNINGS PRESENTATION INFORMATION

                                    (Page 1)

KANSAS CITY, MISSOURI

Stilwell Financial Inc. ("Stilwell"; the "Company"; NYSE: SV) today announced that average assets under management for third quarter 2000 totaled approximately $324.2 billion compared to $304.2 billion in second quarter 2000 and $294.4 in the first quarter of 2000. In addition, the Company reported that assets under management by its subsidiaries totaled approximately $317.7 billion as of September 30, 2000.

The Company expects to report results for third quarter 2000 on October 26, 2000, before the opening of the New York Stock Exchange ("NYSE"). Stilwell also intends to hold an Earnings Presentation at the NYSE at 4:30 pm EDT on October 26, 2000. Shareholders and other interested parties who are not able to attend the presentation in person are invited to listen to the presentation via the telephone. To listen, please call (800) 406-5345, code #482316, at least ten minutes prior to the 4:30 EDT start time of the presentation. The accompanying slides to the presentation are expected to be available on the Stilwell web site (http://www.stilwellfinancial.com) on the morning of October 26, 2000. Additionally, a replay of the presentation will be available by calling (719) 457-0820 or (888) 203-1112, code #482316. The replay will be available for one week.

The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 81.5% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 88% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; DST Systems, Inc., an equity investment in which Stilwell holds an approximately 32% interest; and miscellaneous other subsidiaries and equity investments.

                            * * * * * * * * * *

This press release includes statements concerning potential future events involving the company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in stilwell's registration statement on form 10 dated June 15, 2000 and filed by the company with the securities and exchange commission (Commission file no. 001-15253). The company will not update any forward-looking statements in this press release to reflect future events or developments.

                              ............. The End